Exhibit 99.1

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of SupplierMarket.com, Inc.:

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of SupplierMarket.com, Inc. as of December 31, 1999 and the results of its operations and cash flows for the period from inception (February 12, 1999) through December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/   PricewaterhouseCoopers LLP

Boston, Massachusetts
March 1, 2000

                            SUPPLIERMARKET.COM, INC.

                                 BALANCE SHEETS


                                                                 DECEMBER 31, 1999  JUNE 30, 2000
                                                                 -----------------  -------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
      Cash and cash equivalents.................................      $ 36,761,018     $13,343,874
      Accounts receivable, net of allowances of $0 and
      $62,600 at December 31, 1999 and June 30, 2000
      (unaudited), respectively.................................             7,475         517,487
      Prepaid expenses and other assets.........................           684,913       1,390,301
      Loan receivable from related party........................           133,634           -
                                                                      ------------     -----------
         Total current assets...................................        37,587,040      15,251,662
      Property and equipment, net...............................         1,554,043       4,435,069
                                                                      ------------     -----------
         Total assets...........................................      $ 39,141,083     $19,686,731
                                                                      ------------     -----------
                                                                      ------------     -----------


LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
   STOCKHOLDERS' (DEFICIT)
Current liabilities:
      Accounts payable..........................................      $  1,405,508      $1,765,645
      Accrued expenses and other liabilities....................           396,574       1,166,522
                                                                      ------------     -----------
         Total current liabilities..............................         1,802,082       2,932,167

Commitments and contingencies (Note 10)
Redeemable convertible Series A preferred stock, $0.001 par
   value, 6,612,873 shares authorized, 6,562,873 shares issued and outstanding at December 31, 1999 and June 30, 2000
   (unaudited), respectively....................................         6,080,501       6,080,501
Redeemable convertible Series B preferred stock, $0.001 par
   value, 16,040,040 shares authorized, 14,863,770 and
   16,040,039 shares issued and outstanding at December 31,
   1999 and June 30, 2000 (unaudited), respectively.............        34,750,003      34,640,339
Stockholders' (deficit) equity:
     Common stock, $0.001 par value, 85,000,000 shares
       authorized, 9,884,246 and 10,163,665 shares issued
       and outstanding at December 31, 1999 and
       June 30, 2000 (unaudited), respectively..................             9,884          10,164
     Additional paid-in capital.................................         7,946,736      27,864,302
     Deferred stock-based compensation..........................        (5,386,142)    (19,180,273)
     Accumulated deficit........................................        (6,061,981)    (32,660,469)
                                                                      ------------     -----------
         Total stockholders' (deficit)..........................        (3,491,503)    (23,966,276)
                                                                      ------------     -----------
         Total liabilities, redeemable convertible preferred
           stock and stockholders' (deficit) ...................      $ 39,141,083     $19,686,731
                                                                      ------------     -----------
                                                                      ------------     -----------


   The accompanying notes are an integral part of these financial statements.

                            SUPPLIERMARKET.COM, INC.

                            STATEMENTS OF OPERATIONS


                                                                                    PERIOD FROM
                                                                                     INCEPTION
                                                                                (FEBRUARY 12, 1999)     SIX MONTHS
                                                                                      THROUGH             ENDED
                                                                                DECEMBER 31, 1999    JUNE 30, 2000
                                                                               -----------------     --------------
                                                                                                     (UNAUDITED)
Revenue........................................................................  $     51,541           $    752,519
Operating expenses:
             Costs of revenue (excluding $5,942 and $109,090 of stock-based
               compensation, respectively).....................................       107,605                501,925
             Sales and marketing (excluding $97,552 and $479,648 of stock-based
               compensation, respectively).....................................     2,397,405             17,939,033

             Research and development (excluding $43,190 and $261,989 of stock-
               based compensation, respectively)...............................       515,993              1,419,724
             General and administrative (excluding $2,584,831 and $2,367,233 of
               stock-based compensation, respectively).........................       636,171              4,938,998
             Stock-based compensation..........................................     2,731,515              3,217,960
                                                                                   ----------             ----------
                 Total operating expenses......................................     6,388,689             28,017,640
                                                                                   ----------             ----------
                 Operating loss................................................    (6,337,148)           (27,265,121)
Interest income................................................................       280,109                666,633
                                                                                   ----------             ----------
                 Net loss......................................................  $ (6,057,039)          $(26,598,488)
                                                                                   ----------             ----------
                                                                                   ----------             ----------
Net loss per share, basic and diluted..........................................  $      (2.66)          $      (4.05)
                                                                                   ----------             ----------
                                                                                   ----------             ----------
Weighted average common shares outstanding, basic and diluted..................     2,344,874              6,627,437
                                                                                   ----------             ----------
                                                                                   ----------             ----------

   The accompanying notes are an integral part of these financial statements.

                            SUPPLIERMARKET.COM, INC.

                       STATEMENTS OF STOCKHOLDERS' DEFICIT
         PERIOD FROM INCEPTION (FEBRUARY 12, 1999) THROUGH JUNE 30, 2000

                                                                         DEFERRED                         TOTAL
                                              COMMON     ADDITIONAL      STOCK-BASED     ACCUMULATED    STOCKHOLDERS'
                                               STOCK   PAID-IN CAPITAL  COMPENSATION       DEFICIT        DEFICIT
                                              -------  ---------------  -------------    ------------   ------------
Issuance of 9,859,246 shares of
   common stock..........................      $9,859   $        --      $       --       $  (4,930)     $    4,929
Exercise of stock options for 25,000
   shares................................          25            --              --             (12)             13
Deferred stock-based compensation........          --     8,117,657      (8,117,657)             --              --
Amortization of deferred
   compensation..........................          --            --       2,731,515              --       2,731,515
Accretion of preferred stock to
   redemption value......................          --      (170,921)             --              --        (170,921)
Net loss.................................          --            --              --      (6,057,039)     (6,057,039)
                                              -------   ------------   -------------   -------------  -------------
Balance at December 31, 1999.............       9,884     7,946,736      (5,386,142)     (6,061,981)     (3,491,503)
Value of preferred stock beneficial
   conversion feature (unaudited)........          --     3,128,876              --              --       3,128,876
Exercise of stock options for 279,419
   shares (unaudited)....................         280        45,813              --              --          46,093
Deferred stock-based compensation,
   net of option cancellations
   (unaudited)...........................          --    17,012,091     (17,012,091)             --              --
Amortization of deferred
   compensation (unaudited)..............          --            --       3,217,960              --       3,217,960
Accretion of preferred stock to
   redemption value (unaudited)..........          --      (269,214)             --              --        (269,214)
Net loss (unaudited).....................          --            --              --     (26,598,488)    (26,598,488)
                                              -------   ------------   -------------   -------------  -------------
Balance at June 30, 2000
   (unaudited)...........................     $10,164   $27,864,302    $(19,180,273)   $(32,660,469)   $(23,966,276)
                                              =======   ============   =============   =============  =============


   The accompanying notes are an integral part of these financial statements.

                            SUPPLIERMARKET.COM, INC.

                            STATEMENTS OF CASH FLOWS


                                                                                PERIOD FROM
                                                                                 INCEPTION
                                                                            (FEBRUARY 12, 1999)   SIX MONTHS
                                                                                  THROUGH            ENDED
                                                                            DECEMBER 31, 1999   JUNE 30, 2000
                                                                            ------------------  --------------
                                                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
       Net loss..........................................................    $ (6,057,039)       $(26,598,488)
       Adjustments to reconcile net loss to net cash used in operating activities:
          Depreciation and amortization..................................          95,526             648,689
          Stock-based compensation.......................................       2,731,515           3,217,960
          Changes in operating assets and liabilities:
              Accounts receivable........................................          (7,475)           (510,012)
              Prepaid expenses and other assets..........................        (684,913)           (705,388)
              Loan receivable from related party.........................        (133,634)            133,634
              Accounts payable...........................................       1,405,508             360,137
              Accrued expenses and other liabilities.....................         396,574             769,948
                                                                               -----------       ------------
              Net cash used in operating activities......................      (2,253,938)        (22,683,520)
CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchases of property and equipment...............................      (1,649,569)         (3,529,715)
                                                                               -----------       ------------
              Net cash used in investing activities......................      (1,649,569)         (3,529,715)
CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from issuance of redeemable convertible preferred
       stock.............................................................      40,659,583           2,749,998
       Proceeds from issuance of common stock............................           4,942              46,093
                                                                               -----------       ------------
              Net cash provided by financing activities..................      40,664,525           2,796,091
                                                                               -----------       ------------
Net increase (decrease) in cash and cash equivalents.....................      36,761,018         (23,417,144)
Cash and cash equivalents, beginning of period...........................              --          36,761,018
                                                                               -----------       ------------
Cash and cash equivalents, end of period.................................     $36,761,018        $ 13,343,874
                                                                               ===========       ============


   The accompanying notes are an integral part of these financial statements.

                            SUPPLIERMARKET.COM, INC.

                          NOTES TO FINANCIAL STATEMENTS

               (THE INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                           JUNE 30, 2000 IS UNAUDITED)

NOTE 1.   DESCRIPTION OF BUSINESS

     SupplierMarket.com, Inc. (the "Company") is a business-to-business, Internet-based marketplace serving the direct materials market. Our marketplace allows participants to buy and sell direct materials across a wide variety of industrial segments. We feature an anonymous bidding event with a competitive, reverse auction.

     The Company was formed on February 12, 1999 under the laws of the state of Delaware. During the period from inception through October 1999, the Company was a development stage enterprise and did not have any revenue. During this period, the Company's operating activities related to the design and development of our Internet-based marketplace, the development of our corporate infrastructure and the establishment of relationships with buyers and suppliers of direct materials. The Company began providing business-to-business online bidding events in October 1999 through the launch of its Internet-based marketplace.

     The Company expects to experience continuing operating losses and negative cash flows as management executes its current business plan. At December 31, 1999, the Company had cash and cash equivalents totaling approximately $36,800,000. In June 1999, the Company completed its Series A preferred stock offering and received net proceeds of approximately $6,100,000. In November 1999, the Company conducted a Series B preferred stock offering and received net proceeds of approximately $34,600,000. The Company's Board of Directors has authorized the filing of a registration statement with the Securities and Exchange Commission that would permit the Company to sell shares of the Company's common stock in a proposed initial public offering. Management believes that it has sufficient funds to sustain its current business plan through March 31, 2001.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL DATA

     The financial information as of June 30, 2000 and for the six months ended June 30, 2000 is unaudited. In the opinion of management, the interim financial information includes all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the results for the interim period. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for any future period. Financial information has not been presented for the period from inception through June 30, 1999 because expenses incurred during that period were not significant.

CASH AND CASH EQUIVALENTS

     The Company considers all unrestricted, highly liquid investments with initial maturities of less than three months to be cash equivalents. Such investments are carried at cost, which approximates fair value.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives ranging from three to five years. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts, and the resulting gain or loss is included in income or loss for the period. Repair and maintenance expenditures are expensed as incurred. Depreciation expense was approximately $48,000 for the period from inception (February 12, 1999) through December 31, 1999.

                            SUPPLIERMARKET.COM, INC.

               (THE INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                           JUNE 30, 2000 IS UNAUDITED)

REVENUE RECOGNITION

     The Company generates revenue from transaction fees earned on bidding events that result in a buyer selecting a supplier to fulfill its request for quotation. Revenue is recognized when all of the following criteria have been met: the Company has rendered its service to the supplier; the Company has an enforceable right to collect from the supplier; collection of the transaction fee is reasonably assured; and, the amount of the transaction fee is fixed or determinable. Transaction fee revenue is recognized when the buyer has selected a supplier, the supplier has agreed to the payment terms, the supplier has issued a purchase order for the transaction fee and payment is not contingent on a future event. A sales allowance is recorded for transaction fees which are subject to adjustment for changes in price and volume of material ultimately delivered to the buyer.

COSTS OF REVENUE

     Costs of revenue consist primarily of expenses related to staffing and operation of the Company's Internet-based marketplace services and amortization of capitalized web site development costs.

ADVERTISING COSTS

     Advertising costs are expensed at the time the first advertisement is aired or printed or when the promotion occurs. No amounts have been deferred on the balance sheet as of December 31, 1999. Advertising expense was approximately $461,000 for the period from inception (February 12, 1999) through December 31, 1999.

CAPITALIZED WEB SITE DEVELOPMENT COSTS

     The Company accounts for costs incurred to design and develop its Internet-based marketplace in accordance with Statement of Position 98-1, which requires computer software costs associated with internal use software to be charged to operations until certain capitalization criteria are met. Costs of approximately $424,000 were capitalized for the period from inception (February 12, 1999) through December 31, 1999 and are being amortized over 18 months. Amortization expense was approximately $47,000 for the period from inception (February 12, 1999) through December 31, 1999. These costs are included in property and equipment (Note 4).

START-UP COSTS

     Start-up costs are expensed as incurred, and primarily include costs to establish the Company, new locations or new operations.

STOCK-BASED COMPENSATION EXPENSE

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant between the fair value of the Company's stock and the exercise price. All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18.

NET LOSS PER SHARE

     Basic and diluted net loss per common share is presented in conformity with SFAS 128, "Earnings Per Share." Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period, excluding unvested restricted stock held by

                            SUPPLIERMARKET.COM, INC.

               (THE INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                           JUNE 30, 2000 IS UNAUDITED)

employees. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of the common shares issuable upon the exercise of stock options and warrants (using the treasury stock method) and upon the conversion of convertible preferred stock (using the if-converted method) as well as unvested restricted stock held by employees. Potentially dilutive common shares are excluded from the calculation if their effect is antidilutive.

     The following table sets forth the computations of net loss per share:

                                                   PERIOD FROM
                                                   INCEPTION
                                                 (FEBRUARY 12,
                                                    1999) TO
                                                  DECEMBER 31,       SIX MONTHS
                                                      1999       ENDED JUNE 30, 2000
                                                  ----------------------------------
                                                                    (UNAUDITED)
     Basic and diluted:
     Net loss.................................     $(6,057,039)   $(26,598,488)
     Accretion of preferred stock to
       redemption value ......................        (170,921)       (269,214)
                                                   -----------    ------------
     Net loss attributable to common
       shareholders ..........................     $(6,227,960)   $(26,867,702)
                                                   ===========    ============
     Weighted average common shares
       outstanding............................       2,344,874       6,627,437
                                                   ===========    ============
     Net loss per share, basic and diluted....     $     (2.66)   $      (4.05)
                                                   ===========    ============


     For the period from inception (February 12, 1999) through December 31, 1999 and for the six months ended June 30, 2000, respectively, 23,011,439 and 25,659,108 potentially dilutive common shares in the form of stock options, warrants and convertible preferred stock were excluded from the calculation of net loss per share because their effect was antidilutive. In addition, 3,919,205 and 2,685,799 shares of restricted stock at December 31, 1999 and at June 30, 2000, respectively, were excluded from the calculations of basic net loss per share because the shares revert to the Company if the related vesting conditions are not met and from the calculations of diluted net loss per share because their effect was antidilutive.

                            SUPPLIERMARKET.COM, INC.

               (THE INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                           JUNE 30, 2000 IS UNAUDITED)

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable are carried at cost, which approximates their fair value because of the short-term nature of these instruments.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. and are denominated in U.S. dollars. Portions of the Company's accounts receivable balances are settled through electronic fund transfers. As a result, the majority of accounts receivable are collected upon processing of those transactions. As of December 31, 1999, two customers accounted for 100% of accounts receivable and, during the period from inception through December 31, 1999, two additional customers accounted for 100% of revenue.

INCOME TAXES

     Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided if, based upon the weight of available evidence, it is more likely than not some or all of the deferred tax assets will not be realized.

COMPREHENSIVE INCOME (LOSS)

     The Company has adopted SFAS 130, "Reporting Comprehensive Income," effective February 12, 1999. No material differences exist between net loss and comprehensive loss.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative instruments and hedging. It requires entities to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The Company, to date, has not engaged in derivative or hedging activities, and accordingly does not believe the adoption of SFAS No. 133 will have a material impact on the financial reporting and related disclosures of the Company. The Company will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of Effective Date of the FASB Statement No. 133," in 2001.

     In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." This bulletin summarizes certain views of the staff on

                            SUPPLIERMARKET.COM, INC.

               (THE INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                           JUNE 30, 2000 IS UNAUDITED)

applying generally accepted accounting principles to revenue recognition in financial statements. The staff believes that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectibility is reasonably assured. The Company believes that its current revenue recognition policy complies with the Commission's guidelines.

NOTE 3.   PREPAID EXPENSES AND OTHER ASSETS

     Prepaid expenses and other assets consist of the following:

                                                                           DECEMBER 31, 1999  JUNE 30, 2000
                                                                           -----------------  -------------
Deposits...................................................................  $   156,578        $   527,908
Other prepaid expenses.....................................................      528,335            862,393
                                                                             -----------        -----------
                                                                             $   684,913        $ 1,390,301
                                                                             ===========        ===========

NOTE 4.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                           DECEMBER 31, 1999   JUNE 30, 2000
                                                                           -----------------   -------------
Computer equipment.........................................................  $    511,184        $ 2,745,392
Purchased software.........................................................       437,806            694,428
Web site development costs.................................................       424,281          1,046,661
Office equipment...........................................................       161,720            310,266
Furniture and fixtures.....................................................       114,578            382,537
                                                                             ------------        -----------
                                                                                1,649,569          5,179,284
Less: accumulated depreciation and amortization............................       (95,526)          (744,215)
                                                                             ------------        -----------
                                                                             $  1,554,043        $ 4,435,069
                                                                             =============       ===========

     Depreciation and amortization expense was approximately $96,000 and $649,000 for the period from inception through December 31, 1999 and for the six months ended June 30, 2000, respectively.

NOTE 5.   ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                           DECEMBER 31, 1999   JUNE 30, 2000
                                                                           -----------------   -------------
Accrued payroll and related costs..........................................  $  114,422          $  278,858
Accrued commissions........................................................     106,750             287,313
Accrued initial public offering costs......................................          --             466,876
Accrued other expenses.....................................................     175,402             133,475
                                                                             ----------          ----------
                                                                             $  396,574          $1,166,522
                                                                             ==========          ==========

                            SUPPLIERMARKET.COM, INC.

               (THE INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                           JUNE 30, 2000 IS UNAUDITED)

NOTE 6.   LINES OF CREDIT

     In September 1999, the Company entered into working capital and equipment lines of credit with its bank. The working capital line of credit provided for borrowings up to a maximum of $500,000. The equipment line of credit agreement allowed for borrowings of up to $1,000,000. Borrowings under these facilities were payable in 36 equal monthly installments of principal and interest. The underlying notes were secured by substantially all of the assets of the Company. Interest on the working capital line was charged at the prime rate plus 1% (9.5% as of December 31, 1999). Interest on the equipment line was charged at the 36-month U.S. Treasury rate plus 245 basis points (8.71% as of December 31,
1999). As of December 31, 1999, there were no amounts outstanding under either facility. These facilities were terminated by the Company on February 17, 2000.

     In connection with these agreements, the Company issued a detachable warrant, which permits the holder to purchase 50,000 shares of the Company's Series A Redeemable Convertible Preferred stock at an exercise price of $0.93 per share. The warrant is exercisable immediately and expires on September 21, 2006. The fair value of the warrant at the date of issuance was not material to the Company's financial statements.

NOTE 7.   INCOME TAXES

     The Company had no income tax provision during the period from inception through December 31, 1999 since the Company had a net taxable loss during this period.

     Deferred tax assets and liabilities consist of the following as of December 31, 1999:

Net operating losses .......................................   $ 1,712,606
Stock-based compensation ...................................       935,617
Research and development tax credits and other .............        81,580
                                                               -----------
Net deferred tax assets ....................................     2,729,803
Valuation allowance ........................................    (2,729,803)
                                                               -----------
Net deferred tax assets ....................................   $      --
                                                               -----------
                                                               -----------

     In assessing the realizability of net deferred tax assets, management considers whether it is more likely than not that some portion of the net deferred tax assets will not be realized. The ultimate realization of net deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management has established a full valuation allowance against the net deferred tax assets at December 31, 1999, since it is more likely than not that these future tax benefits will not be realized.

     As of December 31, 1999, the Company had available federal and state net operating loss carryforwards of $4,200,000 and $4,100,000, respectively. These net operating loss carryforwards may be used to offset future federal and state income taxes through 2019 and 2009, respectively. However, changes in the Company's ownership as defined in the Internal Revenue Code, may limit the Company's ability to utilize the net operating loss and tax credit carryforwards.

                            SUPPLIERMARKET.COM, INC.

               (THE INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                           JUNE 30, 2000 IS UNAUDITED)

NOTE 8.   STOCKHOLDERS' EQUITY

REDEEMABLE CONVERTIBLE PREFERRED STOCK

     The Company has authorized 22,652,913 shares of preferred stock. The Company designated 6,612,873 of these shares as Series A Convertible Preferred Stock, par value $0.001 ("Series A") and 16,040,040 of these shares as Series B Convertible Preferred Stock, par value $0.001 ("Series B"). In July and August 1999, the Company sold 6,562,873 Series A shares at $0.93 per share. Proceeds from the offering totaled $6,041,000, net of offering costs of approximately $40,000. In November 1999, the Company sold 14,863,770 Series B shares at $2.34 per share. Proceeds from the offering totaled $34,619,000, net of offering costs of approximately $131,000.

     The Company's Series A and Series B preferred stock are convertible into common stock upon a conversion ratio of one-to-two and two-to-one, respectively, which is subject to adjustment as defined in the Company's Amended and Restated Certificate of Incorporation. All series of preferred stock will be converted automatically into an appropriate number of common stock immediately upon the closing of an initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended. The holders of Series A and Series B preferred stock each have the right to elect two directors, for a total of four directors. The holders of the Series A and Series B preferred stock have a liquidation preference over the holders of common stock equal to the purchase price of the preferred stock, adjusted for certain events as defined in the Amended and Restated Certificate of Incorporation, and have certain anti-dilution protection.

     The Company is required to redeem the Series A and Series B redeemable convertible preferred stock from the holders upon receipt of request from holders of shares representing a majority of the then outstanding shares of preferred stock. Redemption could first be required by the holders on June 28, 2004 for Series A and on November 18, 2004 for Series B and later upon the first anniversaries thereof. The redemption price is equal to the purchase price of the preferred stock plus accrued, unpaid dividends at the redemption date.

     The Company has granted preemptive rights to the holders of Series A and Series B preferred stock. In the event that the Company seeks to raise additional capital, these rights allow holders, under certain circumstances, to maintain their percentage ownership of the Company. All preemptive rights terminate upon an initial public offering of the Company's common stock.

ISSUANCE OF ADDITIONAL PREFERRED STOCK

     In January and February 2000, the Company issued 1,176,270 shares of Series B preferred stock for net proceeds of $2,750,000. Approximately 386,954 shares were sold to related parties. The intrinsic value of the associated beneficial conversion feature of approximately $3,100,000 was initially recorded as additional paid-in capital and as a reduction in the carrying amount of preferred stock. This amount will be accreted to increase the carrying amount of preferred stock using the straight-line method over the 58 month period until the first required redemption date of the preferred stock.

COMMON STOCK

     The Company has authorized 85,000,000 shares of common stock. On February 29, 2000, the Company effected a one-for-two reverse stock split of the common stock. All common share and per share amounts in the accompanying financial statements, including stock options and warrants, have been restated to reflect the effect of this reverse stock split. The preferred shares were not affected by the reverse stock split; however, the conversion features discussed above reflect the effect of this reverse stock split.

                            SUPPLIERMARKET.COM, INC.

               (THE INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                           JUNE 30, 2000 IS UNAUDITED)


     The Company has entered into agreements with two officers of the Company pursuant to which 6,988,500 shares of common stock were subject to restriction as to the sale or transfer of the shares until the restrictions have lapsed. In the event these officers are no longer employed by the Company before the restrictions lapse, the Company has the right to repurchase any or all unvested shares at their original issuance price. Under these stock restriction agreements, 3,493,250 shares of common stock owned by the two officers were fully vested and no longer subject to restriction at December 31, 1999. The remaining 3,495,250 shares vest ratably each month through June 2001. Additionally at December 31, 1999, an employee and an advisor hold in the aggregate 423,955 shares of common stock subject to similar restrictions, which lapse over a two to four year period.

NOTE 9.   STOCK PLANS

1999 STOCK OPTION PLAN

     In 1999, the Company adopted the 1999 Stock Option Plan, the "1999 Plan", that provides for the granting of incentive and nonqualified stock options. The exercise price for incentive stock options issued under the 1999 Plan are equal to 100% of the fair market value of the stock on the date of grant, and 110% for stockholders with 10% or more ownership of the Company, if applicable, as determined by the Company's Board of Directors. The exercise price of nonqualified stock options may be less than the fair market value of the common stock on the date of grant, as determined by the Board of Directors, but in no case may the exercise price be less than the statutory minimum. The options have a term of ten years. Vesting of options granted is set at the discretion of the Board of Directors, but is generally 12.5% after six months and then monthly for the next 42 months. The aggregate number of common shares authorized to be issued under the 1999 Plan is 5,251,924.

     Through December 31, 1999, the Company had issued options to purchase a total of 728,224 shares of common stock to non-employees, including options to purchase 172,328 shares issued to a related party, with exercise prices ranging from $0.001-$0.93. In connection with the grant of these options to non-employees, the Company recorded deferred compensation of approximately $6,400,000 at December 31, 1999. Compensation expense related to non-employee stock options was $2,500,000 in 1999, of which $579,000 related to grants to related parties. Compensation expense related to non-employee stock options was $1,196,000 for the six months ended June 30, 2000, of which none related to grants to related parties.

     In connection with the grant of certain stock options to employees during 1999, the Company recorded deferred compensation of approximately $2,800,000, representing the difference between the option exercise price and the subsequently determined fair value of the common stock at the grant date multiplied by the 1,650,584 shares under option. Such amount is presented as deferred compensation in stockholders' deficit and is amortized over the vesting periods of the applicable options. The Company recorded compensation expense of $166,000 in 1999 related to these options. In the six months ended June 30, 2000, the Company recorded additional deferred compensation of approximately $17,012,000 related to the grants to employees of stock options to purchase 2,741,875 shares.

                            SUPPLIERMARKET.COM, INC.

               (THE INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                           JUNE 30, 2000 IS UNAUDITED)

     A summary of the options granted under the 1999 Plan during the period from inception (February 12, 1999) through December 31, 1999 and for the six months ended June 30, 2000 is presented below:

                                                                                                 WEIGHTED
                                                                                                 AVERAGE
                                                                                    NUMBER OF    EXERCISE
                                                                                      SHARES      PRICE
                                                                                    ---------------------
             Granted..............................................................   2,378,808     $ 0.31
             Exercised............................................................     (25,000)      0.00
             Cancelled............................................................          --         --
                                                                                     ---------     ------
                 Options outstanding at December 31, 1999.........................   2,353,808       0.38
             Granted..............................................................   2,741,875       3.06
             Exercised............................................................    (279,419)      0.17
             Cancelled............................................................    (402,922)      1.24
                                                                                     ---------     ------
                 Options outstanding at June 30, 2000.............................   4,413,342     $ 1.98
                                                                                     =========     ======

     The following table summarizes information about the options outstanding as of December 31, 1999:

                                       OPTIONS OUTSTANDING                           OPTIONS EXERCISABLE
                              -----------------------------------------          -------------------------------
                                         WEIGHTED AVERAGE
        RANGE                                REMAINING
          OF               NUMBER        CONTRACTUAL LIFE     WEIGHTED AVERAGE       NUMBER      WEIGHTED AVERAGE
       PRICES            OUTSTANDING        (IN YEARS)         EXERCISE PRICE     EXERCISABLE     EXERCISE PRICE
      --------           ------------    -----------------    ----------------    -----------    ----------------
    $0.093-$0.935         2,353,808            9.74                $ 0.38            49,921          $ 0.093

     At December 31, 1999, there were 2,873,116 shares available for future grant under the 1999 Plan. The weighted average fair value of options granted during 1999 was $6.99.

     The Company applies the provisions of APB No. 25 and its related interpretations in accounting for its stock option plans. Had the Company accounted for these plans under SFAS No. 123, the Company's net loss and net loss per share would have been increased to the following pro forma amounts for the period from inception through December 31, 1999:

             Net loss attributable to common stockholders:
                      As reported..........................................................      $(6,227,960)
                                                                                                 ===========
                      Pro forma............................................................      $(6,274,960)
                                                                                                 ===========

             Net loss per share, basic and diluted
                      As reported..........................................................         $  (2.66)
                                                                                                    ========
                      Pro forma............................................................         $  (2.68)
                                                                                                    ========

     For the purpose of determining stock-based compensation expense, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants during the period from inception through December 31, 1999: risk-free interest rate of 6%; no expected dividend yield; expected life of 4.0 years; and an expected volatility of 0%.

                            SUPPLIERMARKET.COM, INC.

               (THE INFORMATION AS OF AND FOR THE SIX MONTHS ENDED
                           JUNE 30, 2000 IS UNAUDITED)

NOTE 10.   COMMITMENTS AND CONTINGENCIES

     The Company is party to a non-cancelable lease agreement for its corporate headquarters. Rent expense under this non-cancelable operating lease totaled approximately $70,000 for the period from inception (February 12, 1999) through December 31, 1999. Minimum future lease obligations under the non-cancelable operating lease in effect at December 31, 1999 are as follows:

             Year Ending December 31,
               2000...................................       $ 741,051
               2001...................................         761,089
               2002...................................         761,089
               2003...................................         761,089
               2004...................................         761,089
                                                            ----------
                  Total...............................      $3,785,407
                                                            ----------
                                                            ----------

NOTE 11.   LOAN RECEIVABLE FROM RELATED PARTY

     During 1999, the Company loaned approximately $134,000 to its President which was paid in full in April 2000.

NOTE 12.   SUBSEQUENT EVENTS

     The Company has executed non-binding letters of intent with several strategic partners ("Partners") whereby the Partners receive consideration, in the form of common stock purchase warrants, in exchange for utilizing the Company's service for their direct materials purchasing. It is expected that the majority of the warrants, if issued, will vest during the final two calendar quarters of 2000 and each calendar quarter of 2001,contingent upon the quarterly volume of each Partners' RFQs submitted to the Company's marketplace which result in an executed purchase order between the Company and the supplier for the RFQ.

     In July 2000, the Company amended its non-cancelable lease agreement for its corporate headquarters. In exchange for additional leased space, the Company's minimum future lease obligations increased by approximately $275,000 annually through December 31, 2004.

     In August 2000, the Company completed its merger with and into Ariba, Inc. The purchase price paid by Ariba, Inc. approximated $607 million in the form of common stock of Ariba, Inc., which was based on the average price of Ariba, Inc.'s stock on the five days before and after the announcement of the transaction. In connection with this merger, the Company converted all of its redeemable convertible preferred stock into common stock. In addition, the Company granted stock option grants for 6,883,271 shares (16% of the fully-diluted common stock) of common stock of SupplierMarket.com to employees in connection with the transaction with Ariba, Inc.